Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-258138) pertaining to the 2021 Omnibus Incentive Plan and 2021 Employee Stock Purchase Plan of Instructure Holdings, Inc., and
(2)
Registration Statement (Form S-3 No. 333-266988) of Instructure Holdings, Inc.;

of our reports dated February 21, 2024, with respect to the consolidated financial statements of Instructure Holdings, Inc. and the effectiveness of internal control over financial reporting of Instructure Holdings, Inc. included in this Annual Report (Form 10-K) of Instructure Holdings, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Salt Lake City, Utah

February 21, 2024